Exhibit 99.1

Poniard Pharmaceuticals Reports First Quarter 2008

Financial Results and Corporate Update

— Conference Call Today at 5:00 p.m. Eastern Time –

South San Francisco, Calif. (May 6, 2008) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today reported on its corporate progress and financial results for the first quarter ended March 31, 2008.

“During the first quarter, we made significant progress in moving our clinical trials forward and generating data to demonstrate the potential of picoplatin as a new generation platinum therapy,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard. “Our pivotal Phase 3 SPEAR trial in small cell lung cancer continues to enroll patients. Today, we are pleased to announce the completion of patient enrollment in our Phase 2 trial in metastatic colorectal cancer. The results of our Phase 1 trials in prostate cancer and colorectal cancer were presented earlier this year. Encouraging bioavailability data has been presented from our ongoing Phase 1 trial of oral picoplatin. We secured commercial manufacture and supply of picoplatin drug substance.  A new chief medical officer was appointed to expedite the clinical development of picoplatin through product approval. Our accomplishments this quarter are consistent with the development of picoplatin as a platform product addressing multiple indications, combinations and formulations.”

First Quarter and Recent Highlights

Picoplatin and Development Pipeline

•                  Small Cell Lung Cancer: Presented final data from our Phase 2 trial of picoplatin in small cell lung cancer (SCLC) at the International Association for the Study of Lung Cancer and the European Society for Medical Oncology’s 1st European Lung Cancer Conference. The final efficacy results confirmed previously announced interim results showing a survival benefit in patients with recurrent SCLC who failed prior platinum-containing first-line chemotherapy or who progressed within six months of first-line therapy. The median overall survival in the picoplatin Phase 2 trial was 27 weeks for refractory and resistant small cell lung cancer patients, a population for which there is no approved therapy in the US. The Pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of intravenous picoplatin in SCLC is ongoing and compares picoplatin with best supportive care to best supportive care alone. The published median overall survival for best supportive care is 13 weeks for the platinum refractory and resistant patient group. Our registrational trial is currently being conducted under a Special Protocol Assessment from the U.S. Food and Drug Administration and is evaluating overall survival as the primary endpoint. Top-line Phase 3 data is targeted for mid-2009.

•                  Colorectal Cancer: In January, we presented preliminary safety data from our 50-patient Phase 1 dose-escalation study of picoplatin in patients with metastatic colorectal cancer at the ASCO Gastrointestinal Cancers Symposium. Picoplatin was shown to have manageable toxicity in combination with 5-fluorouracil and leucovorin. Picoplatin did not cause severe neurotoxicity (Grade 3 or higher), as is commonly seen in metastatic CRC patients treated with oxaliplatin as part of the FOLFOX regimen. Current National Comprehensive Cancer Network (NCCN) Clinical Practice Guidelines in Oncology for colon cancer encourage the discontinuation of FOLFOX after three months of therapy or sooner if significant neurotoxicity develops (Grade 3 or greater). Nephrotoxicities and ototoxicities were rare and mild.

Based on this promising data, in November 2007 we initiated a randomized, Phase 2 study comparing picoplatin to oxaliplatin, both in combination with 5-fluorouracil and leucovorin. We announced today that we completed the Phase 2 enrollment. This randomized, controlled 100-patient trial is designed to compare the safety and efficacy of picoplatin given once every four weeks in combination with full-dose 5-fluorouracil and leucovorin dosing in the FOLPI regimen to oxaliplatin in combination with 5-fluorouracil and leucovorin in the modified FOLFOX-6 regimen.

We currently are on track to generate data from this trial throughout 2008 and beyond, and will be presenting early Phase 2 and updated Phase 1 data at ASCO in June this year.

•                  Prostate Cancer: At the February 2008 ASCO Genitourinary Cancers Symposium, we reported encouraging safety and efficacy data from our Phase 1 dose-escalation study of picoplatin in combination with docetaxel and prednisone in patients with hormone refractory prostate cancer (HRPC). Picoplatin was safely administered in combination with full-dose docetaxel and prednisone, the current standard of care for first-line HRPC patients. The follow-up Phase 2 study completed enrollment late 2007 and we plan to present data from this study at ASCO this June and at other scientific meetings.

•                  Oral Picoplatin: In April this year, results were presented from the ongoing Phase 1 clinical trial of oral picoplatin in patients with advanced solid tumor malignancies at the Annual Meeting of the American Association for Cancer Research. Data from this Phase 1 trial of oral picoplatin showed that picoplatin can achieve oral bioavailability and supports further clinical development. These results enable further clinical trials of oral picoplatin in new combinations with radiation and oral chemotherapies as well as targeted agents.

•                  Platinum Resistance: In April, we also announced preclinical findings demonstrating that picoplatin retains its activity in SCLC cell lines made resistant by treatment with cisplatin, carboplatin or oxaliplatin. The data suggests that picoplatin may overcome platinum resistance induced by currently available platinum agents.

We also announced an agreement with AltheaDx to use its Express Pathway platform to identify molecular signatures that may be correlated with platinum resistance. The identification of molecular signatures of platinum resistance may lead to the development of biomarkers for platinum resistance.

•                  Picoplatin Drug Substance Manufacturing: We announced an agreement with W. C. Heraeus GmbH for the manufacture and supply of picoplatin drug substance to support our clinical trials and commercial product needs.

Management Appointments

•                  Appointed Robert De Jager, M.D., as chief medical officer of the Company who brings a depth of experience to our clinical development programs to help the company position picoplatin for the global oncology marketplace

First Quarter 2008 Unaudited Financial Results

The Company reported a net loss of $9.9 million ($0.29 diluted loss per share on a loss applicable to common shares of $10.0 million) for the first quarter of 2008 compared to a net loss of $7.7 million ($0.34 diluted loss per share on a loss applicable to common shares of $7.9 million) for the first quarter of 2007.

There was no revenue in either of the first quarters of 2008 or 2007.

Total operating expenses for the first quarter of 2008 increased 33 percent to $10.5 million, from $7.9 million for the first quarter of 2007.

Research and development (R&D) expenses increased 15 percent to $6.3 million for the first quarter of 2008, from $5.5 million for the first quarter of 2007, primarily as the result of higher clinical costs associated with the Company’s picoplatin trials and increased costs for other R&D efforts.

General and administrative (G&A) expenses increased 74 percent to $4.2 million for the first quarter of 2008, compared with $2.4 million for the first quarter of 2007, primarily due to the recording of stock option expense and increased personnel costs.

Cash and investment securities as of March 31, 2008 was $84.7 million, compared with $92.6 million at December 31, 2007. Management currently believes the existing cash and investment securities will provide adequate resources to fund the Company’s operations at least through the second quarter of 2009.

During the remainder of 2008, we anticipate further important advancements of our picoplatin clinical development program.  We intend to:

•                  Continue enrolling our Phase 3 SPEAR trial in small cell lung cancer and advancing it towards NDA filing;

•                  Present emerging Phase 2 clinical data from both our metastatic colorectal cancer and hormone-refractory prostate cancer trials at ASCO in June and other scientific meetings;

•                  Present additional data from our Phase 1 oral picoplatin study at scientific conferences;

•                  Evaluate opportunities to expand picoplatin development in additional tumor types, settings and combinations and prepare picoplatin for commercialization and partnering.

Conference Call Details

To participate in today’s live 5 PM ET/2 PM PT call by telephone, please dial 877-440-5791 from the U.S. or +1-719-325-4909 for international callers. In addition, the live conference call is being webcast and can be accessed on the “Events” page of the “News & Events” section of the Company’s website at http://www.poniard.com. A replay of the webcast will be available on the Company’s website for 14 days.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead platform product candidate, is a new generation platinum therapy with an improved safety profile relative to existing platinum-based cancer therapies. Picoplatin is designed to overcome platinum resistance associated with chemotherapy in solid tumors, and is being studied in multiple cancer indications, combinations and formulations. Clinical trials of intravenous picoplatin include a Phase 3 trial in small cell lung cancer and Phase 2 trials in metastatic colorectal and hormone-refractory prostate cancers, as well as a Phase 1 clinical trial of oral picoplatin in solid tumors. Picoplatin has not been approved by any regulatory authority for use in humans. For additional information please visit www.poniard.com.

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2008	2007

Revenues	$—	$—
Operating expenses:
Research and development	6,336	5,500
General and administrative	4,183	2,400
Total operating expenses	10,519	7,900
Loss from operations	(10,519)	(7,900)
Other income (expense), net	664	171
Net loss	(9,855)	(7,729)

Preferred stock dividends	(125)	(125)
Loss applicable to common shares	$(9,980)	$(7,854)

Loss per share:
Basic and diluted	$(0.29)	$(0.34)
Shares used in calculation of loss per share:
Basic and diluted	34,681	22,808

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS:
Cash and investment securities	$84,694	$92,621
Cash - restricted	281	281
Facilities and equipment, net	1,085	1,121
Licensed products, net	9,717	10,021
Other assets	1,341	1,096
Total assets	$97,118	$105,140

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$9,956	$9,474
Long term liabilities	5,606	6,561
Shareholders’ equity	81,556	89,105
Total liabilities and shareholders’ equity	$97,118	$105,140

This release contains forward-looking statements, including statements regarding the Company’s financial condition and results of operations, business objectives and strategic goals, drug development plans, timing and results of clinical trials and the potential safety and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of the Company’s proposed products; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the period ended March 31, 2008, which will be filed with the SEC on or about May 8, 2008. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2008 Poniard Pharmaceuticals, Inc. All Rights Reserved.

Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

For Further Information:

Brendan Doherty

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA 94080

650-745-4425

bdoherty@poniard.com